Exhibit 12.1

E: Lou@bevilacquapllc.com

T: 202.869.0888 (ext. 100)

W: bevilacquapllc.com

December 9, 2025

Central RoRo, LLC

829 N 1st Ave

Suite 201

Phoenix, Arizona 85003

Re:	Offering Statement on Form 1-A
File No. 023-12658

Ladies and Gentlemen:

We have acted as counsel to Central RoRo, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Offering Statement on Form 1-A (File No. 023-12658), as amended (the “Offering Statement”), under Regulation A promulgated pursuant to Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the Company’s proposed Tier 2 Regulation A offering (the “Offering”) of up to 150,000 units of membership interest (the “Units”) to be issued and sold for cash consideration of $500.00 per unit. This opinion is being furnished in connection with the requirements of Item 17 of Form 1-A, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related offering circular (the “Offering Circular”), other than as expressly stated herein with respect to the issue of the Units.

For purposes of the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

●	the Offering Statement;

●	the Company’s Amended and Restated Certificate of Formation, as filed with the Secretary of State of the State of Delaware on August 16, 2023;

●	the Company’s Amended and Restated Operating Agreement, dated June 11, 2024;

●	the written consents and resolutions adopted by the Company’s manager authorizing, inter alia, the Offering, the issuance of the Units, and the execution of the documents necessary to effect the Offering;

●	the form of subscription agreement to be entered into between the Company and each purchaser of Units;

●	the Broker-Dealer Services Agreement by and between the Company and DealMaker Securities, LLC dated September 11, 2025;

●	the First Amended and Restated Broker-Dealer Offering Agreement by and between the Company and OpenDeal Broker LLC d/b/a The Capital R, dated November 29, 2025;

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December 9, 2025

●	the Broker-Dealer Mutual Referral Agreement by and between DealMaker Securities LLC and OpenDeal Broker LLC, dated October 27, 2025; and

●	such other corporate records, agreements, certificates of public officials and of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the person identified as manager of the Company, and such manager’s authorized signatories, as the case may be, are actually serving in such capacity and that the Offering Statement will be qualified by the Commission. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, and subject further to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Offering Statement, as of its date, complies as to form in all material respects with the requirements of Regulation A under the Securities Act, and that the Units, when issued and sold as described in the Offering Statement and the applicable subscription agreement and upon receipt by the Company of payment therefor, will be validly issued, fully paid, non-assessable, and will be issued in compliance with the registration requirements of the Securities Act, or pursuant to an exemption therefrom.

Our opinions are given as of the date hereof and are based on applicable laws currently in effect. We undertake no obligation to advise you of any changes in law, fact or circumstance that may occur after the date of this opinion letter.

We render no opinion with respect to any provision of the examined transaction documents that purports to waive, whether unilaterally or bilaterally, the right to trial by jury, to select venues, or to choose governing law; any provision purporting to sever provisions deemed unenforceable; or the availability of equitable remedies.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Offering Statement is declared qualified.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Bevilacqua PLLC